Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

EMJ Data Systems And Synnex Canada Acquisition Limited

Complete Amalgamation

GUELPH, ON – December 1, 2004 – EMJ Data Systems Ltd. (TSX: EMJ) announced today that it has completed its previously announced amalgamation with Synnex Canada Acquisition Limited. The resulting company will retain the name EMJ Data Systems Ltd. and will have a financial year-end of November 30. As part of the amalgamation, SYNNEX Canada Limited will become the sole holder of EMJ common shares and the holders of EMJ common shares that were not acquired by SYNNEX Canada Acquisition Limited on September 18, 2004 under its Offer dated August 9, 2004, will receive Cdn. $6.60 per common share in cash, the same price per share paid under the Offer.

EMJ also announced that it has made an application to the Toronto Stock Exchange such that the common shares of EMJ will no longer be traded on the Toronto Stock Exchange.

About EMJ Data Systems Ltd.:

EMJ Data Systems Ltd., headquartered in Guelph, Ontario, is a Canadian distributor of computer products and peripherals. EMJ specializes in niche market products for Apple, Bar Coding/Auto-ID/Point-of-Sale, Build-To-Order, Digital Video, Networking and Security applications. EMJ has Canadian branch offices in Vancouver, Calgary, Winnipeg, Montreal, and Halifax, as well as one office in the United States. For further information on EMJ, please visit www.emj.ca.

For information, contact:

Jim Estill, President

EMJ Data Systems Ltd.

P. O. Box 1012, Guelph, ON N1H 6N1

(519) 837-2444, ext. 213